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                                                                    Exhibit 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-26641, Form S-8 No. 33-34745, Form S-8 Nos. 33-76780, 333-
00075, and 333-71339, Form S-8 Nos. 333-07091 and 333-71335, and Form S-8 No.
333-81949) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc., the IMCO Recycling Inc. Amended and Restated Stock Option Plan, the IMCO Recycling Inc. 1992 Stock Option Plan, the IMCO Recycling Inc. Annual Incentive Program and the IMCO Recycling Inc. Employee Stock Purchase Plan, respectively, of our report dated January 31, 2000, with respect to the consolidated financial statements of IMCO Recycling Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.



Dallas, Texas
March 23, 2000